UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

ARCONIC INC.

(Exact name of registrant as specified in its charter)

Delaware	25-0317820
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

390 Park Avenue New York, New York (Address of principal executive offices)	10022 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $1.00 per share	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General instruction A.(c), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: ______________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

Arconic Inc., a Delaware corporation (“Arconic Delaware” or, following the Reincorporation (as defined below), the “Company”) is filing this Form 8-A/A pursuant to Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to amend the Company’s registration statement with the U.S. Securities and Exchange Commission to reflect the Reincorporation of the Company from Pennsylvania to Delaware, which was effective as of December 31, 2017.

On December 31, 2017, Arconic Delaware’s predecessor, Arconic Inc., a Pennsylvania company (“Arconic Pennsylvania” or, prior to the Reincorporation, the “Company”) merged with and into Arconic Delaware (the “Reincorporation Merger”) in order to effect the change of the Company’s jurisdiction of incorporation from Pennsylvania to Delaware (the “Reincorporation”). At the effective time of the Reincorporation Merger, each outstanding share of common stock, par value $1.00 per share, of Arconic Pennsylvania was automatically converted into one share of common stock, par value $1.00 per share, of Arconic Delaware (“Common Stock”).

Prior to the Reincorporation, the rights of the Company's shareholders were governed by Pennsylvania law and the Articles of Incorporation and By-Laws of Arconic Pennsylvania. As of the effective date of the Reincorporation, the rights of the Company's stockholders began to be governed by the General Corporation Law of the State of Delaware (the "DGCL") and the Certificate of Incorporation and Bylaws of Arconic Delaware.

In connection with the Reincorporation and in accordance with Rule 12g-3 under the Exchange Act, the shares of Common Stock of Arconic Delaware were deemed to be registered under Section 12(b) of the Exchange Act as the successor to Arconic Pennsylvania. Arconic Delaware, as successor issuer to Arconic Pennsylvania, hereby expressly adopts this Form 8-A/A as its own for all purposes of the Exchange Act. The shares of the Common Stock continue to be listed for trading on the New York Stock Exchange under the symbol “ARNC.”

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

The following is a description of certain general terms and provisions of the common stock of Arconic Inc. (“Arconic” or the “Company”). The following summary does not purport to be complete, and is subject to, and qualified in its entirety by, the Company’s Certificate of Incorporation and Bylaws. Copies of the Company’s Certificate of Incorporation and Bylaws have been filed and incorporated by reference as exhibits herein.

General

The total number of authorized capital stock of the Company is 610,660,000 shares, which are divided into three classes as follows: (i) 660,000 shares of Serial Preferred Stock of the par value of $100 per share (the “Serial Preferred Stock”), (ii) 10,000,000 shares of Class B Serial Preferred Stock of the par value of $1.00 per share (the “Class B Serial Preferred Stock” and together with the Serial Preferred Stock, the “Preferred Stock”) and (iii) 600,000,000 shares of Common Stock of the par value of $1.00 per share (the “Common Stock”).

As of January 2, 2018, there were 481,416,537 shares of Common Stock outstanding, 546,024 shares of Serial Preferred Stock designated as $3.75 Cumulative Preferred Stock outstanding and no shares of Class B Serial Preferred Stock outstanding.

Dividend Rights

Holders of Common Stock are entitled to receive dividends as declared by the Company’s board of directors. However, no dividend will be declared or paid on the Common Stock until the Company has paid (or declared and set aside funds for payment of) all dividends that have accrued on all classes of outstanding Preferred Stock, which currently comprise the Serial Preferred Stock described above.

Voting Rights

Holders of Common Stock are entitled to one vote per share.

Liquidation Rights

Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after payments to creditors and holders of Preferred Stock of amounts to which they are then entitled under the terms of the classes or series of the Preferred Stock and the Company’s Certificate of Incorporation (the “Certificate of Incorporation”), plus any accrued dividends, the Company’s remaining assets will be divided among holders of Common Stock. Under the Certificate of Incorporation, the consolidation or merger of the Company with or into any other corporation or corporations or share exchange or division involving the Company in pursuance of applicable statutes providing for the consolidation, merger, share exchange or division shall not be deemed a liquidation, dissolution or winding up of the Company.

Preemptive or Other Subscription Rights

Holders of Common Stock will not have any preemptive right to subscribe for any securities of the Company.

Conversion and Other Rights

No conversion, redemption or sinking fund provisions apply to the Common Stock, and the Common Stock is not liable to further call or assessment by the Company.

Other Matters

Limitation of Liability

Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting, with exceptions, the monetary liability of a director to the corporation or its stockholders for breach of the director’s fiduciary duties. The Company’s Certificate of Incorporation includes provisions that eliminate the liability of directors to the Company or its stockholders for monetary damages for a breach of fiduciary duties as directors to the fullest extent permitted by Delaware law. Under Delaware law, such a provision may not eliminate or limit a director’s monetary liability for: (i) breaches of the director’s duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; (iii) the payment of unlawful dividends or stock repurchases or redemptions; or (iv) transactions in which the director received an improper personal benefit.

Anti-Takeover Effects

Certain provisions of Delaware law and the Company’s Certificate of Incorporation and Bylaws may have certain anti-takeover effects and may delay, defer or prevent a change in control of the Company.

Under Section 203 of the DGCL, a Delaware corporation is generally prohibited from engaging in a “business combination” with an “interested stockholder” for three years following the time that such person or entity becomes an interested stockholder, unless (i) prior to the time that such stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholding becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares (A) owned by persons who are directors and also officers and (B) in employee stock plans in which employee participants do not have the right to determine confidentially whether shares subject to the plan will be tendered in a tender or exchange offer, or (iii) at or following the time that such stockholder become an interested stockholder, the board of directors and two-thirds of the shares (other than owned by the interested stockholder) approve the transaction. A corporation may “opt out” of Section 203 of the DGCL in its certificate of incorporation. The Company has not “opted out” of, and is subject to, Section 203 of the DGCL.

In addition, the Company’s Certificate of Incorporation and Bylaws contain provisions which:

•	provide that the Board may authorize the issuance from time to time of shares of preferred stock and in general may fix the designations, powers, rights, preferences, qualifications, limitations and restrictions thereof;

•	establish advance notice requirements for stockholders to nominate candidates for election as directors or present other business for consideration at meetings of stockholders; and

•	pursuant to Section 115 of the DGCL, provide that the sole and exclusive forum for certain “internal corporate claims” will be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware).

The above provisions of the Company’s Certificate of Incorporation and Bylaws may have certain anti-takeover effects.

The transfer agent, registrar and dividend disbursing agent for the Common Stock is Computershare Trust Company, N.A.

Item 2. Exhibits.

Exhibit Number	Description

4.1	Certificate of Incorporation of Arconic Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on January 4, 2018).

4.2	Bylaws of Arconic Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the SEC on January 4, 2018).

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Certificate of Incorporation of Arconic Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on January 4, 2018).

4.2	Bylaws of Arconic Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the SEC on January 4, 2018).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

ARCONIC INC.

Dated: January 4, 2018	By:	/s/ Katherine H. Ramundo
	Name:	Katherine H. Ramundo
	Title:	Executive Vice President, Chief Legal Officer
and Secretary